EXHIBIT 10.52
FORM

[Date]

[NAME]

Via E-Mail

Dear [NAME]:

Re: 280G Mitigation

In connection with the acquisition (the “Transaction”) of Kellanova (the “Company”) by Mars, Incorporated (“Parent”) pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2024 (the “Merger Agreement”), by and among the Company, Acquiror 10VB8, LLC (“Acquiror”), Merger Sub 10VB8, LLC (“Merger Sub”) and Parent (together with the Acquiror and Merger Sub, the “Acquisition Parties”), the Company has engaged in compensation planning to minimize the adverse tax impact on the Company and you under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, for good and valuation consideration, the sufficiency and receipt of which is hereby acknowledged, pursuant to this letter agreement (this “Agreement”), the Company and you agree as follows:

1.Annual Incentive Plan: Notwithstanding anything to the contrary in the Company’s Annual Incentive Plan for the 2024 plan year (the “2024 AIP”), the Company will pay a portion of the annual bonus under the 2024 AIP in the amount specified on Exhibit A (the “2024 Bonus”) no later than December 31, 2024; provided, that, the after-tax amount of the 2024 Bonus will remain subject to the same terms and conditions that applied in respect of the 2024 AIP, including satisfying any applicable performance goals, being subject to the individual performance adjustments, and remaining subject to any applicable forfeiture and repayment provisions under the 2024 AIP and any other applicable Company policy. For the avoidance of doubt, in accordance with the foregoing, you will be obligated to repay to the Company (a) the entire after-tax amount of the 2024 Bonus in the event (i) you resign from your employment without “Good Reason” (as defined in the Company’s Severance Benefit Plan or Change of Control Severance Policy for Key Executives (the “Change of Control Policy”), as applicable) on or prior to December 31, 2024 or (ii) you engage in an act of fraud or intentional misconduct during your employment that causes the Company to restate all or a portion of its financial statements and (b) a prorated portion of the after-tax amount of the 2024 Bonus (calculated based on the portion of the 2024 calendar year that you were not employed after your termination date) in the event your employment is terminated due to death, disability or retirement on or prior to December 31, 2024, in each case, in accordance with the terms of the 2024 AIP.

2.Governing Law: All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

3.Binding Agreement; Assignment: This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. You shall not assign any part of this Agreement without the prior express written consent of the Company. Each of the Acquisition Parties shall be deemed to be a third-party beneficiary of, and shall be entitled to enforce, the rights and benefits of the Company, and your obligations, under this Agreement.

4.Severability: The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[Signature Page Follows]

By execution of this Agreement below, the parties agree to the terms and conditions contained herein, as of the date first above written.

KELLANOVA

By:
Name:
Title:

Accepted and Agreed:

___________________________
[NAME]